Exhibit 16.1

BDO China Li Xin Da Hua	8th Floor B Block Union Square 5022
Certified Public Accountants Co.,Ltd	Binhe Road Shenzhen518033P.R.China
Telephone ： +86-755-82900952
Fax ： +86-755-82900965

德豪国际 ·立信大华	中国深圳滨河大道 5022 号联合广场
会计师事务所有限公司	B 座 8 楼 邮编： 518033
电话： +86-755-82900952
传真： +86-755-82900965

July 12, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have read the Form 8-K for QKL Stores Inc. dated July 12, 2011, to be filed with the Securities and Exchange Commission. We agree with the statements concerning BDO China Li Xin Da Hua CPA Co., Ltd. in such Form 8-K. We are not in a position to agree or disagree with other statements of  QKL Stores Inc. contained therein.

Very truly yours,

/s/ BDO China Li Xin Da Hua CPA Co., Ltd